                                                                    EXHIBIT 99.1

WHX

                                        CONTACT:  ROBERT K. HYNES (212) 355-5200

RELEASE DATE:  JANUARY 13, 2004

FOR IMMEDIATE RELEASE

                 WHX ANNOUNCES ELECTION OF OFFICERS AND CHAIRMAN

NEW YORK, N.Y. - JANUARY 13, 2004 - WHX CORPORATION  (NYSE: WHX) announced today that the Company's  Board of Directors  had elected Neale X.  Trangucci as Chief
Executive  Officer  of WHX,  Stewart E.  Tabin as  President  of WHX and Neil D.
Arnold as Executive  Chairman of WHX, with such appointments to become effective
February 1, 2004. In connection with such  appointments,  effective  February 1,
2004 the  Management  Agreement  between WPN Corp.  and WHX will be  terminated.
These changes will result in a substantial  reduction in the Company's  overhead expense. The Company also announced that Ronald LaBow has retired as Chairman of the Board.

Mr.  LaBow  commented on the  election of Messrs.  Trangucci,  Tabin and Arnold, stating "I fully support  their  election and believe that this move is the best decision  for  the  Company.  With  the  resolution  of the  Wheeling-Pittsburgh
Corporation  bankruptcy  proceeding,  I believe that the timing of this decision will allow Messrs. Trangucci, Tabin and Arnold increased flexibility in pursuing new strategic options for the Company." Mr. Trangucci  stated,  "Ron has been an outstanding  Chairman of the Board and his  contributions  to the Company over a very long and difficult period of time have been invaluable."

Messrs.  Trangucci  and Tabin have been  officers  of WPN Corp.  for over twelve years  and  have  worked  with Mr.  LaBow to  provide  the  management  services furnished by WPN Corp.  to WHX under the  Management  Agreement.  Mr. Arnold has served on the Board of  Directors  of WHX since 1992.  He has been an officer of
WPN Corp.  since August 2001 and a private investor since May 1999. Prior to May
1999,  Mr. Arnold was Group  Finance  Director of Lucas Varity plc from December
1996 to May 1999.

WHX is a holding  company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized  basis. WHX's primary business is
Handy & Harman, a diversified  manufacturing company with activities in precious metals fabrication, specialty wire and tubing and engineered materials.

FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN THE MEANING OF
SECTION 27A OF THE  SECURITIES  ACT OF 1933, AS AMENDED,  AND SECTION 21E OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY
THE  SAFE  HARBORS   CREATED   THEREBY.   INVESTORS  ARE   CAUTIONED   THAT  ALL
FORWARD-LOOKING  STATEMENTS  INVOLVE RISKS AND  UNCERTAINTY,  INCLUDING  WITHOUT
LIMITATION,  GENERAL ECONOMIC  CONDITIONS,  THE ABILITY OF THE COMPANY TO MARKET
AND SELL ITS PRODUCTS, AND THE EFFECTS OF COMPETITION AND PRICING.  ALTHOUGH THE
COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING  STATEMENTS
ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, THERE
CANNOT BE ASSURANCE THAT ANY  FORWARD-LOOKING  STATEMENTS INCLUDED IN THIS PRESS

RELEASE WILL PROVE TO BE  ACCURATE.  IN LIGHT OF THE  SIGNIFICANT  UNCERTAINTIES
INHERENT IN ANY  FORWARD-LOOKING  STATEMENTS  INCLUDED HEREIN,  THE INCLUSION OF
SUCH INFORMATION  SHOULD NOT BE REGARDED AS A  REPRESENTATION  BY THE COMPANY OR
ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.